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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Aristotle International, Inc.

  The audits referred to in our report dated October 29, 1999, included the related financial statement schedule for the years ended December 31, 1997 and 1998, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

  We consent to the use of our reports included herein and to the references to our Firm under the headings "Selected Financial Data" and "Experts" in this prospectus.

                                          /s/ Keller Bruner & Company, LLP

Bethesda, Maryland

September 1, 2000